Exhibit 99.01
Symetra Financial Corporation
Audit Committee
Independent Auditor Services Pre-Approval Policy
Statement of Principles
The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. In general, classes of predictable and recurring audit and permitted non-audit services shall be considered for general pre-approval by the full Audit Committee on an annual basis in each fiscal year. Services as to which a general pre-approval shall have been granted on an annual basis shall be effective for the applicable fiscal year. Unless a class of or individual audit or permitted non-audit service shall have received a general pre-approval, it will require specific pre-approval by the Audit Committee or its delegate. Any specific pre-approval of an audit or permitted non-audit service may be provided up to one year prior to commencement of the service. In any case in which a service is to be provided over a period of years, the approval shall be reviewed for renewal on an annual basis. Any services which received general pre-approval and are expected to exceed pre-approved cost levels will require specific pre-approval by the Audit Committee or its delegate.
The Audit Committee shall review this policy annually for purposes of assuring its continued appropriateness and compliance with applicable law and listing standards, including regulations of the SEC and the Public Company Accounting Oversight Board (PCAOB).
Audit Services
The Audit Committee must pre-approve the annual audit services. The Audit Committee or its delegate shall approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure, or other matters. In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee or its delegate may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.
Audit-Related Services
Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and/or the Company’s internal control over financial reporting and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor. Audit-related services must be pre-approved by the Audit Committee or its delegate.

Tax Services
The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning, and tax advice without impairing the auditor’s independence. All tax services must be pre-approved by the Audit Committee or its delegate.
Other Services
The Audit Committee or its delegate may grant pre-approval to those permitted non-audit services classified as other services that it believes would not impair the independence of the auditor, including those that are routine and recurring services.
Delegation of Pre-Approval
The Audit Committee elects to delegate pre-approval authority to the Chairman of the Audit Committee to approve any one or more individual audit or permitted non-audit services. The Chairman shall report any pre-approval granted at the next scheduled meeting of the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor.
Prohibited Services
The Company may not engage the independent auditor to provide any service that is prohibited by applicable law, including:
•	Bookkeeping or other services related to the accounting records or financial statements of the audit client.

•	Financial information systems design and implementation.

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing services.

•	Management functions.

•	Human resources.

•	Broker-dealer, investment advisor or investment banking services.

•	Legal services.

•	Expert services unrelated to the audit.

•	Tax services to persons in a financial reporting oversight role or to an immediate family member of any such person.

•	Any other services prohibited by the PCAOB.
Procedures
The Company’s management shall inform the Audit Committee of each service performed by the independent auditor pursuant to this Pre-Approval Policy. Requests to provide services that require separate approval by the Audit Committee shall be submitted to the Audit Committee or its delegate by the Controller, and shall include a statement as to whether the request is consistent with rules on auditor independence.
De Minimis Exception
The Audit Committee recognizes that applicable law provides for an exception to the pre-approval requirements for permissible non-audit services provided that (1) all such services do not, in the aggregate, amount to more than 5% of the total fees paid by the Company to the independent auditor; (2) such services were not recognized as non-audit services at the time of the relevant engagement; and (3) such services were promptly brought to the attention of and approved by the Audit Committee or its delegate at the next scheduled meeting of the Audit Committee and in all cases, prior to the completion of the annual audit.

3